UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2007

MINERALS TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)

Delaware	1-3295	25-1190717
(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification No.)

405 Lexington Avenue, New York, NY	10174-0002
(Address of principal executive offices)	(Zip Code)

(212) 878-1800
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02.	Departure of Directors or Principal Officers; Elections of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

     On November 15, 2006, Minerals Technologies Inc. (the “Company”) filed a current report on Form 8-K disclosing that Joseph C. Muscari, a member of the Board of Directors of the Company since 2005, had been named to succeed Paul R. Saueracker as chairman, president and chief executive officer of the Company, effective March 1, 2007. On December 1, 2006, the Company filed an amended current report on Form 8-K disclosing that Mr. Muscari and the Company had finalized and entered into an employment agreement with respect to his appointment as chairman, president, and chief executive officer of the Company. Both filings are incorporated herein by reference.

     In accordance with the terms of his employment agreement, on March 1, 2007, Mr. Muscari succeeded Mr. Saueracker as chairman, president and chief executive officer of the Company. On March 1, 2007, in connection with his retirement from the Company, Mr. Saueracker resigned as chairman, president and chief executive officer of the Company and as a director of the Company.

     On February 28, 2007, the Compensation Committee (the “Committee”) of the Board of Directors, pursuant to the 2001 Stock Award and Incentive Plan (the “Plan”), approved the following actions with regard to the compensation of Joseph C. Muscari, incoming President and Chief Executive Officer, John A. Sorel, Senior Vice President and Chief Financial Officer, Kenneth L. Massimine, Senior Vice President, Alain F. Bouruet-Aubertot, Senior Vice President and Kirk G. Forrest, Vice President and General Counsel, comprising the Company’s “named executive officers,” and Paul R. Saueracker, the Company’s outgoing President and Chief Executive Officer.

     2004-2006 Long Term Incentive Program Payouts. The Committee reviewed the performance results of the 2004-2006 long-term incentive program relating to payouts of performance units. The value of each performance unit was based on attaining performance levels related to the Company’s operating income as a percentage of sales during the three year period. As performance did not meet threshold levels (75% of target), the value of the performance units was $0. Accordingly, no payouts were made to the named executive officers or Mr. Saueracker under the 2004-2006 long-term incentive program.

     2007 Short Term Incentive Program. The Committee set short term incentive (annual bonus) targets for its named executive officers for 2007. Bonus payments, if earned, range from 0% (for performance of less than 80% of target) up to 176% (for performance greater than 120% of target) of base salary for Mr. Muscari, the Company’s President and Chief Executive Officer, and from 0% up to 140% of base salary for the other named executive officers. The targets set by the Committee relate to operating income and executives’ personal performance.

     2007-2009 Long Term Incentive Program. The Committee set targets and granted awards under the 2007-2009 long-term incentive program. Three types of awards are utilized as part of this program: stock options, deferred restricted stock units (“DRSUs”) and performance units. The date of grant for these awards to all named executive officers except Mr. Muscari was February 28, 2007; the date of grant for Mr. Muscari was March 1, 2007, the effective date of his employment with the Company.

     Stock options with an exercise price equal to the average of the high and low price of the Company’s common stock on the date of grant were awarded to the named executive officers. These options have a ten-year term and vest in three equal installments on each of the first three anniversaries from the date of grant.

     DRSUs vest in three equal installments on each of the first three anniversaries from the date of grant.

     Performance units vest at the end of a three-year performance period. The value of each performance unit is dependent on the Company’s return on capital and total shareholder value. If performance does not meet minimum threshold levels (75% of target), the unit will be worth $0. At target performance, a unit is worth $100 and may be worth up to $300 at maximum performance levels (greater than or equal to 125% of target). The performance unit value is paid out in cash at the end of the performance period.

     The following table shows the awards granted to the named executive officers under the 2007-2009 long term incentive program:

		Deferred Restricted
Name	Stock Options	Stock Units	Performance Units
J. Muscari	35,000	20,000	0	*
J. Sorel	8,900	5,500	3,200
K. Massimine	11,300	7,000	4,100
A. Bouruet	11,300	7,000	4,100
K. Forrest	7,500	4,700	2,700

     * Mr. Muscari has not been awarded any performance units in 2007. As previously disclosed, in lieu of a 2007 grant, Mr. Muscari will receive two grants in 2008, consisting of 12,000 performance units each, one with a two-year term and one with a three-year term.

     New Hire Grant for Mr. Muscari. On March 1, 2007, Mr. Muscari was awarded a new hire grant consisting of 20,000 DRSUs and 35,000 stock options pursuant to the Plan. These awards will cliff-vest at the third anniversary date of the grant. The options have a ten year term and an exercise price equal to the average of the high and low price of the Company’s common stock on the date of grant.

SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MINERALS TECHNOLOGIES INC.
(Registrant)

By:	/s/ László Serester
	Name:	László Serester
	Title:	Assistant Secretary

Date: March 6, 2007